Exhibit 3.1

                           CHINA HEALTH HOLDING, INC.
                       CERTIFICATE OF DESIGNATION, POWERS,
                            PREFERENCES AND RIGHTS OF
                            SERIES A PREFERRED STOCK
                             Pursuant to NRS 78.1955

     The undersigned, the Chief Executive Officer of China Health Holding, Inc., a Nevada corporation (the "Corporation"), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on February 16, 2006:

     WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of 20,000,000 shares of Preferred Stock, par value $.001 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation's Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

     WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series; and

     NOW, THEREFORE, BE IT RESOLVED:

     1. Designation and Authorized Shares. The Corporation shall be authorized to issue one million (1,000,000) shares of Series A Preferred Stock, par value $.001 per share (the "Series A Preferred Stock").

     2. Stated Value. Each share of Series A Preferred Stock shall have a stated value of fifteen cents ($0.15) (the "Stated Value").

     3.   Liquidation.

          3.1 Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series A Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Stated Value. All preferential amounts to be paid to the holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of Series A Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Corporation's Common Stock. If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series A Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series A


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Preferred Stock as to distributions  in the event of a liquidation,  dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.


          3.2 Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

     4. Voting. Except as otherwise expressly required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to two (2) votes for each share of Series A Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law, the holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

     5.   Conversion.

          5.1 Conversion Right.

          (a) Beginning two (2) years from the date of issuance of the Series A Preferred Stock each holder of Series A Preferred Stock may, from time to time, convert any or all of such holder's shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock in an amount equal to two
(2) share of Common Stock for each one (1) share of Series A Preferred Stock surrendered. Notwithstanding the foregoing, a holder may not convert any share of Series A Preferred Stock if the market price of the Common Stock is below $1.00 per share.

          (b) Notwithstanding the limitation set forth above in Section 5.1(a), if prior to two (2) years from the date of issuance of the Series A Preferred Stock there is a sale, conveyance or disposition of all or substantially all of the assets of the Corporation, an effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or a consolidation, merger or other business combination of the Corporation with or into any other individual, corporation, limited liability company, partnership, association, trust or other entity or organization where the Corporation is not the survivor, then immediately prior to the occurrence of any such event each each holder of Series A Preferred Stock may convert any or all of such holder's shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock in accordance with Section 5.1.

          5.2 Conversion Procedure. In order to exercise the conversion privilege under Section 5.1, the holder of any shares of Series A Preferred Stock to be converted shall give written notice to the Corporation at its principal office that such holder elects to convert such shares of Series A Preferred Stock or a specified portion thereof into shares of Common Stock as set forth in such notice. At such time as the certificate or certificates


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representing  the  Series  A  Preferred  Stock  which  has  been  converted  are surrendered to the Corporation, the Corporation shall issue and deliver a certificate or certificates representing the number of shares of Common Stock determined pursuant to Section 5.1. In case of conversion under Section 5.1 of only a part of the shares of Series A Preferred Stock represented by a certificate surrendered to the Corporation, the Corporation shall issue and deliver a new certificate for the number of shares of Series A Preferred Stock
which  have  not  been  converted.   Until  such  time  as  the  certificate  or
certificates representing Series A Preferred Stock which has been converted are surrendered to the Corporation and a certificate or certificates representing the Common Stock into which such Series A Preferred Stock has been converted have been issued and delivered, the certificate or certificates representing the Series A Preferred Stock which have been converted shall represent the shares of Common Stock into which such shares of Series A Preferred Stock have been converted. The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Series A Preferred Stock.


     6. Adjustment. If the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "Distribution"), then the holders of Series A Preferred Stock shall be entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.


     7.   Other Provisions.

          7.1 Reservation of Common Stock. The Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series A Preferred Stock from time to time outstanding.

          7.2 Record Holders. The Corporation and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any shares of Series A Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

     8. Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series A Preferred Stock, including without limitation:

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          (a)  Reduce the amount  payable to the  holders of Series A  Preferred
Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series A Preferred Stock to the rights upon liquidation of the holders of any other capital stock in the Corporation;

          (b) Cancel or modify adversely and materially the voting rights as provided in Section 4 herein; or

          (c) Take any action which would result in the change of control of fifty percent (50%) or more of the ownership of the Corporation.



IN  WITNESS   WHEREOF,   the  undersigned  has  executed  this   Certificate  of
Designation, Powers, Preferences and Rights of Series A Preferred Stock this 16th day of February 2006.



                                       China Health Holding, Inc.


                                       By:      /s/ Julianna Lu
                                                ----------------
                                                Julianna Lu
                                                Chief Executive Officer/Director